Exhibit 99.(k)(7)

EXECUTION COPY

AMENDMENT NO. 1

TO

CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of April 14, 2010, to the Credit Agreement, dated as of April 15, 2009, among Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Borrower”), the Lenders party thereto and The Bank of Nova Scotia, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

A.            Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

B.            The Borrower has requested an amendment to the Credit Agreement to, among other things, extend the term thereof and the Administrative Agent and the Required Lenders are willing to agree thereto subject to the terms and conditions hereof.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Notwithstanding anything to the contrary in the Credit Agreement, on the Amendment Effective Date (as defined below):

(a) first, the Commitment of each Lender that shall not have executed and delivered this Amendment (each a “Non-consenting Lender”) shall be automatically and permanently reduced to zero ($0),

(b) second, each of the following shall automatically become immediately due and owing (collectively, the “Termination Amount”), and the Borrower agrees to pay the same on the Amendment Effective Date: (i) the aggregate outstanding principal balance of all Loans of each Non-consenting Lender, (ii) all accrued and unpaid interest on such Loans, (iii) all accrued and unpaid fees owing to each Non-consenting Lender under the Credit Agreement, and (iv) all other sums (including, without limitation, all sums owing under Section 3.7 as a result of the prepayment required by this Section 1(b) of this Amendment) owing to each Non-consenting Lender under the Credit Documents,

(c) third, Schedule 1 to the Credit Agreement shall be automatically amended and restated in its entirety in the form of Schedule 1 to this Amendment (the “Replacement Schedule”),

(d) fourth, so long as no Default shall or would exist immediately before or after giving effect thereto, (i) each Lender other than a Non-consenting Lender (each a “Consenting Lender”) shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Consenting Lender shall have assigned to each other Consenting Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in the Replacement Schedule, (ii) in connection with such assignment, each Consenting Lender shall pay to the Administrative Agent, for the account of the other Consenting Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans, and (iii) in connection with such master assignment, each Consenting Lender may treat the assignment of its LIBOR Loans, if any, as a prepayment thereof for purposes of Section 3.7 of the Credit Agreement,

(e) fifth, the Borrower shall be deemed to have requested and, so long as no Default shall or would exist immediately before or after giving effect thereto each Consenting Lender shall make, a LIBOR Loan (having a one month Interest Period), in an amount equal to its pro rata share, based on the Commitments set forth in the Replacement Schedule, of $175,000,000 (collectively, the “New Loans”),

(f) sixth, the Borrower shall pay to the Administrative Agent an amount (the “Closing Amount”) equal to (i) the Termination Amount, plus (ii) all fees due and owing to the Administrative Agent and the Consenting Lenders on the Amendment Effective Date in connection with this Amendment (collectively, the “Amendment Fees”), minus (iii) the amount of the proceeds of the New Loans,

(g) seventh, the Administrative Agent shall pay to each Non-consenting Lender, to the extent of the proceeds of the New Loans and the Closing Amount received by the Administrative Agent, the amount determined pursuant to paragraph (b) above with respect to such Non-consenting Lender, and

(h) eighth, each Non-consenting Lender shall, upon the receipt of the payment referred to in paragraph (g) above with respect to it, automatically cease to be a “Lender” for all purposes of the Credit Documents, other than Sections 3.3, 3.4, and 10.3 of the Credit Agreement.

2.             Notwithstanding anything to the contrary in the Credit Agreement, each Consenting Lender (as defined below) hereby waives, solely for the purposes of the transactions contemplated by Section 1 above, any requirement that (a) the Commitments be reduced on a pro rata basis, and (b) Loans be repaid on a pro rata basis.

3.             Each of the defined terms “Applicable Rate”, “Commitment Fee Rate” and “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety, as follows:

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus 0.35%, and (b) LIBOR Loan, the Adjusted LIBO Rate plus 1.35%.

“Commitment Fee Rate” means a rate per annum equal to (a) as of any date upon which the aggregate outstanding principal balance of the Loans equals or exceeds 50% of the aggregate Commitments, 0.25%, and (b) as of any other date, 0.40%.

“Scheduled Commitment Termination Date” means April 13, 2011, as the same may be extended from time to time in accordance with Section 2.7.

4.             Clause (b) of paragraph (viii) of the defined term “Investment Limitation Default” is hereby amended by deleting the figure “20%” contained therein, and replacing it with the figure “30%”.

5.             Paragraph (xi) of the defined term “Investment Limitation Default” is hereby amended by deleting the figure “10%” contained therein, and replacing it with the figure “25%”.

6.             Section 2.7 of the Credit Agreement is hereby amended by deleting the date “March 31, 2012” appearing therein and replacing it with the date “March 31, 2013”.

7.             The second sentence of Section 3.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

All interest hereunder shall be computed, for the actual number of days elapsed (including the day a Loan is made but excluding, subject to Section 2.6(a), the date of repayment), in the case of LIBOR Loans, on the basis of a year of 360 days, and in all other cases, on the basis of a year of 365/6 days.

8.             Clause (iv) of Section 4.16(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, any Credit Party,

9.             Section 7.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 7.8             Investment

(a)           The Borrower will not purchase, acquire, or otherwise have exposure (including pursuant to any Derivative Agreement) to, any Investment, other than Permitted Investments.

(b)           The Borrower will not enter into or otherwise acquire or hold any Derivative except to mitigate or hedge a risk, such as volatility in applicable interest rates or currency exchange rates, inherent in an Investment held by the Borrower in its portfolio.  In no event shall the Borrower enter into or otherwise acquire or hold any Derivative for the purpose of creating or continuing leverage.

(c)           The Borrower will not purchase or otherwise acquire, or sell or otherwise dispose of, any Investment if, immediately after giving effect thereto, an Investment Limitation Default would occur.

(d)           The Borrower will not allow an Investment Limitation Default to occur.

(e)           The Borrower will not allow the value of all Excluded Collateral to exceed 10% of Total Net Assets at any time.

(f)            The Borrower will not at any time (i) make or maintain any Investment that is inconsistent with the Additional Investment Restrictions, or (ii) maintain any Investment (other than Asset-backed Securities held by the Borrower on the Effective Date) previously made by the Borrower if, at such time, the Borrower would be prohibited by the Additional Investment Restrictions from making such Investment.

(g)           The Borrower will not enter into or maintain any derivative, repo, reverse repo or other similar transaction unless (i) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (ii) each counterparty thereto has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s).

10.           Section 8.1(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(c) and such failure shall continue unremedied for a period of 5 days, (ii) Section 6.1(d) and such failure shall continue unremedied for a period of 2 days, (iii) Section 7.8(d), and such failure shall continue unremedied for a period of 3 Business Days, or (iv) Sections 6.1(a), 6.1(b), 6.3, 6.8 or 6.9 or in Article 7 (other than Section 7.8(d));

11.           Section 10.1(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii)           if to the Borrower, to it c/o Aberdeen Asset Management Inc., 1735 Market Street, 32nd Floor, Philadelphia, Pennsylvania 19103, Attention Legal Department (Telephone: (215) 405-5700; Facsimile: (866) 291-5760; email address: legal.us@aberdeen-asset.com),

12.           Paragraphs 1 through 11 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received either (i) one or more counterparts of this Amendment executed on behalf of the Borrower and Lenders constituting Required Lenders, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower and Required Lenders have executed a counterpart of this Amendment;

(b)           the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since April 15, 2009 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Administrative Agent shall have received a certificate from a Vice President of the Borrower, in all respects satisfactory to the Administrative Agent, certifying that immediately after giving effect to all of the transactions contemplated by this Amendment No. 1 to occur on or prior to the Amendment Effective Date, no Default shall exist or would occur;

(d)           the Administrative Agent shall have received the Closing Amount from the Borrower in immediately available funds;

(e)           all other fees and expenses of the Administrative Agent (including the reasonable fees and disbursements of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid;

(f)            the Administrative Agent shall have received written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent; and

(g)           the Administrative Agent shall have received copies of a Federal Reserve Form for each Consenting Lender whose Commitment set forth on the Replacement Schedule is different from its Commitment immediately prior to giving effect thereto, substantially in the form of Exhibit F to the Credit Agreement, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent.

13.           The Borrower (a) reaffirms and admits the validity and enforceability of each Credit Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and (d) agrees to pay promptly after demand therefor all out-of-pocket fees and expenses incurred by the Administrative Agent (including, without limitation, legal fees and disbursements of counsel to the Administrative Agent) in connection herewith.

14.           In all other respects, the Credit Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Credit Document shall be deemed to be an amendment in respect of any other term or condition contained in any Credit Document.

15.           This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

16.           THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank.]

[Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 1 to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

By:	/s/ Alan R. Goodson
Name: Alan R. Goodson
Title: Vice President

[Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 1 to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender and as the Administrative Agent

By:	/s/ David L. Mahmood
Name: David L. Mahmood
Title: Managing Director

[Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 1 to Credit Agreement]

STATE STREET BANK AND TRUST COMPANY,
as a Lender

By:	/s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

Address:
Mutual Fund Lending
Copley Place Tower
Box 5303
Boston, Massachusetts 02206
Attention: Paul J. Koobatian
Telephone: 617 937-8830
Facsimile: 617 937-8889
Email: pjkoobatian@statestreet.com

[Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 1 to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Frank Sodano
Name: Frank Sodano
Title: Managing Director

By:	/s/ David Seaman
Name: David Seaman
Title: Director

Address:
787 Seventh Avenue
New York, New York 10019
Attention: Marguerite Lebon
Telephone: 212 841-3823
Facsimile: 212 841-2533
Email: marguerite.lebon@americas.bnpparibas.com

[Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 1 to Credit Agreement]

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ Colin Westlake
Name: Colin Westlake
Title: Director

By:	/s/ Atish Rahman
Name: Atish Rahman
Title: Associate Director

Address:
1, Basinghall Avenue
London EC2V 5DD
Attention:
Telephone:
Facsimile:
Email:

[Aberdeen Asia-Pacific Income Fund, Inc. — Amendment No. 1 to Credit Agreement]

SCHEDULE 1

List of Lenders and Commitments

LENDER	COMMITMENT
The Bank of Nova Scotia	$300,000,000
State Street Bank and Trust Company	$200,000,000
BNP Paribas	$50,000,000
Standard Chartered Bank	$50,000,000
TOTAL	$600,000,000